Exhibit 3.1

Registrar of Companies

Government Administration Building

133 Elgin Avenue

George Town

Grand Cayman

Jaguar Global Growth Corporation I (ROC # 373810) (the “Company”)

TAKE NOTICE that at an extraordinary general meeting of the shareholders of the Company held on 11 August 2023, the following special resolutions were passed:

1.	“RESOLVED as a special resolution THAT, the Amended and Restated Memorandum and Articles of Association of the company be amended by:

a)	deleting Article 50.7 in its entirety and replacing it with the following:

“In the event that the Company does not consummate a Business Combination by September 15, 2023 (the “Termination Date”), with such Termination Date to be extended by resolution of the Directors as set forth below, until December 15, 2023, or a total of up to four months after August 15, 2023, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

Notwithstanding the foregoing or any other provisions of the Articles, in the event that the Company has not consummated a Business Combination by September 15, 2023, the Company may, without another shareholder vote, elect to extend the date to consummate the Business Combination on a monthly basis for up to three times by an additional one month each time after September 15, 2023, by resolution of the Directors, if requested by the Sponsor in writing upon five days’ advance notice prior to the applicable Termination Date, until December 15, 2023, or a total of up to four months after August 15, 2023.”

b)	deleting Article 50.8 in its entirety and replacing it with the following:

“In the event that any amendment is made to the Articles:

(a)

to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination by the Termination Date (as such date may be extended), or such later time as the Members may approve in accordance with the Articles; or

(b)

with respect to any other provision relating to the rights of the holders of the Class A Shares, each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares, provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.”

c)	deleting Article 50.10 in its entirety and replacing it with the following:

“After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or

(b)

vote as a class with the Public Shares: (i) on the Company’s initial Business Combination or on any other proposal presented to Members prior to or in connection with the completion of an initial Business Combination; or (ii) to approve an amendment to the Memorandum or the Articles to (x) extend the time the Company has to consummate a business combination beyond the Termination Date (as such date may be extended) or such later time as the Members may approve in accordance with the Articles, or (y) amend this Article 50.10.”

2.	“RESOLVED as a special resolution THAT, the Amended and Restated Memorandum and Articles of Association of the company be amended by:

a)	deleting Article 50.2 in its entirety and replacing it with the following:

“Prior to the consummation of a Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.”

b)	deleting Article 50.4 in its entirety and replacing it with the following:

“At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorized to consummate such Business Combination.”

c)	deleting Article 50.5 in its entirety and replacing it with the following:

“Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any scheduled vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated.”

d)	deleting the following sentence from Article 50.8:

“The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.”

/s/ Stephanie-Ann Whittaker
Stephanie-Ann Whittaker
Corporate Administrator for and on behalf of
Maples Corporate Services Limited

Dated this 16th day of August 2023